EX 99.28(d)(2)(iii)

Amendment
to Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and PPM America, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and PPM America, Inc., a Delaware corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012 (“Agreement”), as amended May 30, 2013, whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (“Funds”) of JNL Investors Series Trust.

Whereas, the Board of Trustees of the Trust has approved the addition of the JNL/PPM America Low Duration Bond Fund (“New Fund”) to the Trust.

Whereas, the parties have agreed to amend Schedule A and Schedule B of the Agreement to add the New Fund and its’ fees thereto.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 16, 2013, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 16, 2013, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 8th day of July 2013, effective September 16, 2013.

Jackson National Asset Management, LLC		PPM America, Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Mark B. Mandich
Name:	Mark D. Nerud	Name:	Mark B. Mandich
Title:	President and CEO	Title:	Chief Operating Officer

Schedule A
Dated September 16, 2013

Funds
JNL/PPM America Low Duration Bond Fund
JNL/PPM America Total Return Fund

A-1

Schedule B
Dated September 16, 2013
(Compensation)

JNL/PPM America Low Duration Bond Fund
Average Daily Net Assets	Annual Rate
Assets up to $500 Million:
$0 to $150 Million	0.15%
Amounts over $150 Million	0.10%
When assets exceed $500 Million
All Assets	0.10%

JNL/PPM America Total Return Fund
Average Daily Net Assets	Annual Rate
$0 to $150 Million	0.20%
$150 Million to $300 Million	0.175%
Amounts over $300 Million	0.15%

B-1